Exhibit 99.1

Financial Report July - September 2015

Strong growth in Europe and Active Safety

(Stockholm, October 23, 2015) – – – For the three-month period ended September 30, 2015, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,185 million. Quarterly organic sales* grew by 8.4%. The adjusted operating margin* was 9.4% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for organic sales growth of “more than 7%” and an adjusted operating margin of “around 9%”.

For the fourth quarter of 2015, the Company expects organic sales to increase by around 9% and an adjusted operating margin of around 10.5%. The expectation for the full year is for organic sales growth of around 7% and an adjusted operating margin of around 9.5%.

Key Figures

(Dollars in millions, except per share data)	Q3 2015	Q3 2014	Change
Net sales	$2,184.5	$2,208.0	(1.1)%
Operating income	$157.8	$174.8	(9.7)%
Operating margin	7.2%	7.9%	(0.7	)pp
Adjusted operating margin1)	9.4%	8.5%	0.9	pp
Earnings per share, diluted2)	$1.12	$1.16	(3.4)%
Adjusted earnings per share, diluted1, 2)	$1.53	$1.25	22.4%
Operating cash flow	$191.3	$212.4	(9.9)%

1) Excluding costs for capacity alignment and antitrust related matters.

2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“During the third quarter, we delivered more than 8% organic sales growth, including 36% growth in our important active safety business. The adjusted operating margin improved year-over-year to 9.4%. In addition adjusted earnings per share grew by 22%. I am pleased with Autoliv’s overall performance in the quarter.

Our strong growth outperformed the light vehicle production in all regions. We saw double digit growth in Europe, Japan and the Rest of Asia, which combined account for around half of Autoliv’s total sales. In Europe, active safety and sales of passive safety products to volume manufacturers, were the strongest growth drivers.

In China, we performed better than the light vehicle production. However, given the current uncertainty, we continue to implement short term measures, including adjusting manufacturing capacity to mitigate the margin effect from fluctuating volumes. At the same time we continue to prepare for a more normalized growth situation by strengthening our engineering capabilities.

During the quarter we executed toward our mission of being the leading safety supplier for the future car. We closed the previously announced acquisition of MACOM’s automotive business and launched the important Electronic Horizon product at the ITS show in France. We signed an agreement (subject to closing) with the intent to form a joint venture in the area of brake control systems with Nissin-Kogyo. We also became a participant in the Drive Me program, a cooperation between several parties including Volvo Car Corporation, academic institutions and authorities where we will collaborate on the road to self-driving vehicles.

At our Capital Markets Day in early October, we set the course towards the end of the decade by setting our financial targets for growth, margins and earnings per share. At the event we also demonstrated our industry leading active safety portfolio which will play a vital role in delivering “Real Life Safety” in the years to come.”

An earnings conference call will be held at 2:00 p.m. (CET) today, October 23. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q3 Report – 2015	3rd Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the fourth quarter of 2015 to grow by around 9% compared to the same quarter of 2014. Currency translations are expected to have a negative effect of more than 6%, resulting in a consolidated sales growth of more than 3%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be around 10.5%.

The expectation for the full year 2015 is for an organic sales growth of around 7%. Consolidated sales are expected to decline by around 2% as negative effects from currency translations are expected to be around 9%. The expectation for the full year adjusted operating margin is around 9.5%, excluding costs for capacity alignments and antitrust related matters.

Autoliv has agreements with several OEMs for supply of replacement airbag inflators for delivery. Based on customer agreements and our own expectations we estimate delivery volumes of up to 20 million units mainly in 2015 and 2016. It remains too early in this evolving situation to be able to estimate final volumes.

Our capacity alignment program continues and the Company continues to expect the costs for the program to be more than $90 million for the full year 2015.

The projected tax rate, excluding any discrete items, for the full year 2015 is now expected to be around 32% and is subject to change due to any other discrete or nonrecurring events that may occur.

We still expect operational cash flow for the full year to remain strong and to be around $0.8 billion excluding antitrust related matters and any other discrete items. Capital expenditures in support of our growth strategy are expected to be 5-6% of sales for the full year, which is an increase from the normal level of 4-5% of sales mainly due to the replacement inflator business.

Consolidated Sales

Consolidated sales declined by around 1% to $2,185 million compared to $2,208 million in the same quarter 2014. Excluding negative currency translation effects of $220 million, and positive M&A effects from our recent acquisition of the MACOM business of more than $10 million, the organic sales growth* was 8.4%, compared to the organic sales growth of “around 7%” expected at the beginning of the quarter.

Sales by Product

Change vs. same quarter last year
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$1,204.2	0.2%	—	(9.5)%	9.7%
Seatbelts2)	$596.8	(10.4)%	—	(11.5)%	1.1%
Passive Safety Electronics	$219.3	1.1%	—	(7.1)%	8.2%
Active Safety	$164.2	33.1%	8.6%	(11.5)%	36.0%

Total	$2,184.5	(1.1)%	0.5%	(10.0)%	8.4%

1) Effects from currency translations.

2) Including Corporate and other sales.

The organic sales growth* of airbag products (including steering wheels) was driven by increased replacement inflator sales in North America and Japan, driver airbags and steering wheels in Europe as well as inflatable curtains in several regions including North America and new business in China.

The organic sales growth* in seatbelt products was a result of sales growth in Europe and Rest of Asia, partly offset by lower sales in China. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew strongly in China and South Korea.

The strong organic sales growth* for active safety products (automotive radars, night vision systems and cameras with driver assist systems) was driven by radar and vision systems. Radar related products particularly contributed, primarily as a result of Mercedes’ increased demand for driving assistance products. Sales of vision systems to BMW also contributed.

Q3 Report – 2015	3rd Quarter

Sales by Region

Change vs. same quarter last year			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$713.0	(2.6)%	—	(8.0)%	5.4%
Whereof:	China	$332.0	(5.8)%	—	(2.3)%	(3.5)%
	Japan	$171.3	0.4%	—	(15.0)%	15.4%
	Rest of Asia	$209.7	0.6%	—	(11.9)%	12.5%
Americas		$810.0	4.3%	1.4%	(6.1)%	9.0%
Europe		$661.5	(5.4)%	—	(16.4)%	11.0%

Global		$2,184.5	(1.1)%	0.5%	(10.0)%	8.4%

1) Effects from currency translations.

The organic sales growth* of more than 8% in the quarter was mainly a result of strong growth in Europe and North America, particularly to non-US OEMs. The inflator replacement program also contributed. The growth was slightly offset by an organic sales* decline in China.

Autoliv’s sales in Asia in the quarter were $713 million.

Sales from Autoliv’s companies in China decreased organically* by more than 3% in the quarter. This was a result of a 6% light vehicle production (LVP) decline (according to IHS), unfavorable vehicle mix and model transitions with global OEMs. This was partly mitigated by sales growth with Chinese OEMs.

Organic sales* from Autoliv’s companies in Japan increased by more than 15% in the quarter. The sales increase was mainly driven by inflator replacement sales but also impacted by strong growth with models from Mazda and Lexus, which was offset by sales decreases for models from Mitsubishi.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) grew by more than 12% in the quarter. This was driven by sales increases in South Korea, particularly for models from Hyundai and Kia. The strong sales growth in India was primarily driven by high safety content in well performing models from Hyundai. In Thailand, models from Mitsubishi and Isuzu contributed to the growth.

For Autoliv’s companies in the Americas, the sales development was mixed for the quarter. In North America, strong organic sales growth* of almost 10% was mainly driven by models from Mercedes, Ford, Nissan and Hyundai/Kia. Sales of replacement inflators also contributed to the growth. Sales in South America (Brazil) declined due to a 21% drop in LVP mainly affecting Autoliv through lower sales of models from GM and VW.

The strong organic sales growth* of 11% in the quarter from Autoliv’s companies in Europe was driven by sales increases for a number of OEMs, particularly models from VW, Ford, Hyundai/Kia and Fiat-Chrysler.

Launches in the 3rd Quarter

Audi’s new A4 Inflatable curtains, side airbags, active seatbelts with pretensioners, cable cutters.	KIA’s new Sportage Driver airbag, passenger airbag, side airbag, inflatable curtains, seatbelts with pretensioners, safety electronics.	Honda’s new Civic Driver airbag with steering wheel, passenger airbag, inflatable curtains, side airbags, radar system.

BMW’s new 7-series Driver airbag with steering wheel, passenger airbag, seatbelts with pretensioners, Night vision system, cable cutters.	Ford’s new Everest Passenger airbag, inflatable curtains, side airbags, knee airbag, safety electronics.	Chevrolet’s new Volt Safety electronics and radar system.

Mini’s new Clubman Driver airbag with steering wheel, side airbag, inflatable curtains, knee airbag, seatbelts with pretensioners, mono vision system.	Tesla’s new Model X Side airbags, inflatable curtains and cable cutters.	BMW’s new X1 Side airbag, inflatable curtains, knee airbag, seatbelts with pretensioners, mono vision system.

Q3 Report – 2015	3rd Quarter

Earnings

(Dollars in millions, except per share data)	Q3 2015	Q3 2014	Change
Net Sales	$2,184.5	$2,208.0	(1.1)%
Gross profit	$440.1	$426.4	3.2%
% of sales	20.1%	19.3%	0.8	pp
S,G&A	$(101.3)	$(101.0)	0.3%
% of sales	(4.6)%	(4.6)%	0.0	pp
R,D&E net	$(130.4)	$(135.7)	(3.9)%
% of sales	(6.0)%	(6.1)%	0.1	pp
Operating income	$157.8	$174.8	(9.7)%
% of sales	7.2%	7.9%	(0.7	)pp
Adjusted operating income1)	$204.6	$186.9	9.5%
% of sales	9.4%	8.5%	0.9	pp
Income before taxes	$151.8	$156.5	(3.0)%
Tax rate	34.7%	31.9%	2.8	pp
Net income	$99.1	$106.7	(7.1)%
Net income attributable to controlling interest	$98.9	$106.5	(7.1)%
Earnings per share, diluted2)	$1.12	$1.16	(3.4)%
Adjusted earnings per share, diluted1, 2)	$1.53	$1.25	22.4%

1) Excluding costs for capacity alignment and antitrust related matters.

2) Assuming dilution and net of treasury shares.

The gross profit for the third quarter 2015 was $14 million higher than the same quarter in 2014. The gross margin improved 0.8pp to 20.1%, from 19.3% in the same quarter of 2014, mainly as a result of the higher organic sales, favorable currency effects, positive product mix and raw material savings. These positive effects were partly offset by costs related to the investments for capacity and growth.

Selling, General and Administrative (S,G&A) expenses were unchanged at $101 million.

Research, Development & Engineering (R,D&E) expenses, net decrease by $5 million compared to the same quarter of the previous year. At comparable currency rates the increase in R,D&E, net was more than $6 million.

Operating income decreased $17 million to $158 million, or 7.2% of sales. Costs of $42 million related to capacity alignments reduced the operating margin by 1.9pp in the third quarter, compared to 0.5pp in the same quarter of 2014. Adjusted operating margin, excluding costs for capacity alignment and antitrust related matters, was 9.4% of sales for the third quarter 2015 compared to 8.5% of sales for the same period in 2014. The increase was primarily driven by the organic sales growth, positive product mix, raw material savings and favorable currency effects.

Income before taxes decreased by $5 million. Income attributable to controlling interest was $99 million, a decrease of $8 million from the third quarter of 2014.

The effective tax rate in the third quarter of 2015 was 34.7% compared to 31.9% in the same quarter of 2014. Discrete tax items, net had a favorable impact of 0.4pp compared to the same quarter 2014 when discrete tax items, net decreased the tax rate by 0.2pp. The tax rate in 2015 has been negatively impacted by an unfavorable mix of earnings and tax rates in various jurisdictions compared to 2014.

Earnings per share (EPS) was $1.12 compared to $1.16 for the same period one year ago. The EPS was positively affected by 22 cents from higher operating income and 4 cents by lower number of shares outstanding. These positive effects were more than offset by 32 cents from higher costs for capacity alignments. The adjusted EPS assuming dilution was $1.53 compared to $1.25 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.3 million compared to 91.9 million in the third quarter of 2014 mainly due to our share repurchase program.

Q3 Report – 2015	3rd Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $191 million compared to $212 million in the same quarter of 2014. The decrease was primarily related to timing effects.

Cash flow before financing* was negative $34 million compared to positive $94 million during the same quarter of 2014. The difference of $128 million comes mainly from M&A activities in the quarter, specifically the execution of a license agreement with Volvo Car Corporation and the completion of our acquisition of MACOM’s automotive business. Capital expenditures, net, of $96 million were $16 million more than depreciation and amortization expense during the quarter and $22 million less than capital expenditures during the third quarter of 2014.

During the quarter, operating working capital* as a percentage of sales was 6.9%, down from 7.1% on June 30, 2015. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable decreased in relation to sales to 71 days outstanding from 72 days outstanding on June 30, 2015 and from 72 days outstanding on September 30,

2014. Days inventory outstanding was 33 days, up from 31 days on June 30, 2015 and was unchanged from September 30, 2014.

The Company’s net debt position* increased by $96 million during the quarter to $365 million at September 30, 2015. Gross interest-bearing debt decreased by $46 million to $1,553 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt (cash)* adjusted for pension liabilities in relation to EBITDA (earnings before interest taxes depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of September 30, 2015, the Company had a leverage ratio of 0.6x.

During the quarter, total equity decreased by $22 million to $3,319 million due to $75 million from currency translation effects and $49 million for dividends. The decrease was partly offset by $99 million from net income. Total parent shareholders’ equity was $3,307 million corresponding to $37.53 per share.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP1)	(5.8)%	(3.8)%	4.5%	(0.5)%	4.5%	(0.1)%

1) Light Vehicle Production. Source: IHS Oct 16, 2015.

During the three month period from July to September 2015, global LVP is estimated by IHS to have been flat compared to the same period in 2014. This was a decrease with close to 4pp from IHS’s expectation at the beginning of the quarter.

In China, which accounts for around 15% of Autoliv’s sales, LVP declined by 6%, around 9pp worse than the July estimate.

In Japan, which accounts for around 8% of Autoliv’s sales, LVP declined by close to 4%, 3pp worse than the July estimate.

In the RoA, which represents 10% of Autoliv’s sales, LVP increased by close to 5%, 1pp less than the July estimate.

In the Americas, which accounts for more than one third of Autoliv’s sales, LVP declined by almost 1%, close to 3pp worse than the July estimate. In North America, LVP increased by 5%, which was 1pp less than the July estimate. In South America, the decline was 21%, 7pp more than the decline expected in the July estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP increased by close to 5%, which was in line with the July estimate. In Western Europe, LVP grew by 9%, almost 1pp better than the July estimate. In Eastern Europe, LVP declined by close to 4%, 2pp worse than the July estimate.

Headcount

	September 30, 2015	June 30, 2015	September 30, 2014
Headcount	61,813	62,018	59,023
Whereof: Direct workers in manufacturing	71%	72%	72%
Low Cost Countries	74%	74%	73%
Temporary personnel	14%	15%	16%

Compared to June 30, 2015 total headcount (permanent employees and temporary personnel) decreased by around 200 people.

Q3 Report – 2015	3rd Quarter

Segment information

Commencing with the period starting January 1, 2015, the Company reports its results under two new segments, Passive Safety and Electronics. Passive Safety includes Autoliv’s airbag and seatbelt business, while Electronics integrates all of Autoliv’s electronics resources and expertise in both passive safety electronics and active safety in one organization. Corporate sales and income, capital expenditure and depreciation and amortization for the reportable segments can be found in the tables on page 21 of this report.

Passive Safety

(Dollars in millions)	Q3 2015	Q3 2014	Change		Organic change*
Segment sales	$1,797.2	$1,862.9	(3.5)%		6.6%
Segment operating income	$145.8	$144.6	0.8%
Segment operating margin	8.1%	7.8%	0.3	pp

Consolidated sales declined by more than 3% to $1,797 million compared to $1,863 million in the same quarter of 2014. Excluding negative currency translation effects of $190 million, the organic sales growth* was more than 6%. All regions except China showed organic growth in the quarter. The higher margin was a result of benefits from the higher organic sales, positive product mix and favorable raw material prices compared to the same quarter last year.

Electronics

(Dollars in millions)	Q3 2015	Q3 2014	Change		Organic change*
Segment sales	$397.1	$356.9	11.3%		17.2%
Segment operating income	$11.4	$14.8	(23.0)%
Segment operating margin	2.9%	4.1%	(1.2	)pp

Consolidated sales were up 11% compared to the same quarter of 2014. Excluding negative currency translation effects of $32 million, the organic sales growth* was more than 17%. The organic sales growth* in Electronics was a result of the 36% organic sales growth* in active safety coming from Europe and North America. Sales for passive safety electronics also grew as a result of sales increases in China, RoA and North America, partly offset by a decrease in Japan. The lower margin was a result negative currency transaction effects.

Headcount

	September 30, 2015	June 30, 2015	September 30, 2014
Headcount Passive Safety segment	57,789	58,112	55,355
Headcount Electronics segment	3,880	3,770	3,550

The decrease in Passive Safety headcount from June 30, 2015 was a result of lower levels of temporary personnel in China and effects from the capacity alignment program in Europe. The increase in Electronics from June 30, 2015 was mainly a result of the planned hiring of electronics engineers, which will continue throughout the remainder of the year. An additional increase of 24 employees came from the acquisition of MACOM’s automotive business.

Q3 Report – 2015	First Nine Months

Consolidated Sales First Nine Months 2015

For the first nine months of 2015, consolidated sales decreased to $6,650 million from $6,887 million for the same period in 2014. Excluding currency effects, the organic sales growth* was 6%. All regions (Americas, Asia, Europe) of the Company showed organic sales growth* for the first nine months, despite a decrease in China.

Sales by Product

Year over year change
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$3,649.3	(2.6)%	—	(9.2)%	6.6%
Seatbelts2)	$1,914.2	(8.6)%	—	(11.0)%	2.4%
Passive Safety Electronics	$663.9	(4.7)%	—	(6.6)%	1.9%
Active Safety	$422.7	21.4%	3.0%	(12.7)%	31.1%

Total	$6,650.1	(3.4)%	0.2%	(9.7)%	6.1%

1) Effects from currency translations.

2) Including Corporate and other sales.

Sales of airbag products (including steering wheels) were favorably impacted by higher sales of replacement inflators, steering wheels, and inflatable curtains.

Sales of seatbelt products were particularly strong in Europe and North America. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew primarily from higher sales in China and South Korea.

The strong increase in sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) resulted particularly from higher sales of radar related products primarily as a result of Mercedes’ increased demand for driving assistance products. Sales of vision systems to BMW also contributed.

Sales by Region

Year over year change			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$2,192.7	(3.7)%	—	(6.1)%	2.4%
Whereof:	China	$1,052.1	(3.1)%	—	(1.4)%	(1.7)%
	Japan	$478.0	(11.0)%	—	(14.9)%	3.9%
	Rest of Asia	$662.6	1.3%	—	(6.7)%	8.0%
Americas		$2,380.0	2.6%	0.5%	(4.7)%	6.8%
Europe		$2,077.4	(9.3)%	—	(18.4)%	9.1%

Global		$6,650.1	(3.4)%	0.2%	(9.7)%	6.1%

1) Effects from currency translations.

For the first nine months of 2015, sales in the Americas represent 36% of total sales, Asia (China, Japan, RoA) 33%, and Europe 31%. Sales continue to be balanced across the regions. Organic growth* was particularly strong in Europe and North America.

Sales from Autoliv’s companies in China declined organically* by close to 2%. This was the result of lower LVP and negative model mix combined with unfavorable model transitions, which was partly mitigated by strong sales to certain local OEMs.

Organic sales* from Autoliv’s companies in Japan grew by close to 4% in the first nine months. The growth was primarily driven by sales of replacement inflators and strong sales of models from Nissan.

Organic sales* from Autoliv’s companies in the RoA grew by 8%. The growth was driven by strong sales growth in Thailand, primarily with models from Mitsubishi and Isuzu, along with sales growth in India driven by models from Hyundai and in South Korea with models from Hyundai/Kia and Nissan.

Organic sales* from Autoliv’s companies in the Americas increased by close to 7% and were positively impacted by sales growth to non-US OEMs in North America, mainly models from Hyundai/Kia, Mercedes, and Acura. Sales of replacement inflators also contributed positively to the growth.

Organic sales* from Autoliv’s companies in Europe increased rapidly by more than 9%. Models from VW, Mercedes, Ford, Fiat-Chrysler, Jeep, Hyundai/Kia and Jaguar-Land Rover were the strongest growth contributors.

Q3 Report – 2015	First Nine Months

Earnings

(Dollars in millions, except per share data)	First 9 months 2015	First 9 months 2014	Change
Net Sales	$6,650.1	$6,886.8	(3.4)%
Gross profit	$1,323.4	$1,335.9	(0.9)%
% of sales	19.9%	19.4%	0.5	pp
S,G&A	$(303.1)	$(308.1)	(1.6)%
% of sales	(4.6)%	(4.5)%	(0.1	)pp
R,D&E net	$(397.2)	$(412.7)	(3.8)%
% of sales	(6.0)%	(6.0)%	0.0	pp
Operating income	$446.5	$505.9	(11.7)%
% of sales	6.7%	7.3%	(0.6	)pp
Adjusted operating income1)	$614.2	$605.2	1.5%
% of sales	9.2%	8.8%	0.4	pp
Income before taxes	$410.8	$463.7	(11.4)%
Tax rate	33.9%	30.8%	3.1	pp
Net income	$271.6	$321.0	(15.4)%
Net income attributable to controlling interest	$271.3	$319.6	(15.1)%
Earnings per share, diluted2)	$3.07	$3.43	(10.5)%
Adjusted earnings per share, diluted1, 2)	$4.57	$4.13	10.7%

1) Excluding costs for capacity alignment and antitrust related matters (including settlements in Q2 2014 and Q1 2015).

2) Assuming dilution and net of treasury shares.

Gross profit for the first nine months of 2015 decreased by close to $13 million, compared to the same period last year, primarily as a result of negative currency translation impact. Gross margin increased by 0.5pp compared to the same period of 2014, mainly as a result of favorable currency effects, higher organic sales, positive product mix and raw material savings, partially offset by costs related to the investments for capacity and growth.

Selling, General and Administrative (S,G&A) expenses decreased by $5 million.

Research, Development & Engineering (R,D&E) expenses, net decreased by more than $15 million compared to the same quarter of the prior year. At comparable currency rates, the increase in R,D&E, net was more than $20 million mainly driven by increased cost in Electronics.

Operating income decreased by $59 million to $446 million and the operating margin by 0.6pp to 6.7%. This decline in the operating margin was mainly due to higher costs for capacity alignment and for the settlements of antitrust related class actions. Excluding costs for capacity alignment and antitrust related matters (including antitrust settlements) the adjusted operating margin* was 9.2%, up from 8.8% for the same period one year ago.

Income before taxes decreased by $53 million to $411 million, $6 million less than the decrease in operating income.

Net income attributable to controlling interest amounted to $271 million compared to $320 million for the first nine months of 2014. Income tax expense was $139 million compared to $143 million in 2014. The effective tax rate was 33.9% compared to 30.8% for the same nine month period last year. Discrete tax items, net, decreased the tax rate in 2015 by 0.6pp, compared to the same period in 2014 when discrete tax items, net increased the tax rate by 0.4pp.

EPS amounted to $3.07 assuming dilution compared to $3.43 for 2014.

The weighted average number of shares outstanding assuming dilution decreased to 88.4 million compared to 92.4 million for the full year 2014.

Q3 Report – 2015	First Nine Months

Cash flow and Balance Sheet

Operations in the first nine months of 2015 generated $429 million in cash. Cash flow before financing* was negative $43 million. This compares to $483 million and $156 million, respectively, for the same period in 2014. The decrease was mainly due to acquisitions and the higher payment of antitrust and capacity alignment related costs.

Capital expenditures, net amounted to $334 million and depreciation and amortization totalled $230 million compared to $326 million and $228 million, respectively, for the same period in 2014.

Autoliv’s net debt increased by $303 million to $365 million compared to December 31, 2014. Primarily as a result of share repurchases, antitrust related settlements and M&A activities.

Total equity decreased by $123 million compared to December 31, 2014, due to $166 million from negative currency translation effects, $148 million from dividends and $104 million from repurchased shares. These unfavorable effects were offset by net income of $272 million and common stock incentives of $21 million.

Light Vehicle Production Development

Year over year change
	China	Japan	RoA	Americas	Europe	Total
LVP1)	2.5%	(7.0)%	1.8%	(1.1)%	3.5%	1.0%

1) Light Vehicle Production. Source: IHS Oct 16, 2015.

For the first nine months of 2015, global LVP is estimated by IHS to have increased by 1% compared to the first nine months of 2014. This is close to 2pp less than IHS’s expectation from the beginning of the year.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by 3%, a decrease of 6pp compared to the January 2015 estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP declined by 7%, more than 2pp worse than the January 2015 estimate.

In the RoA, which accounts for 10% of Autoliv’s sales, LVP increased by close to 2%, compared to an increase of 4% expected at the beginning of 2015.

In the Americas, which makes up more than one third of Autoliv’s sales, LVP decreased by more than 1%, a decrease of almost 4pp compared to IHS’s growth expectation of close to 3% from the beginning of the year. In North America, the increase was close to 3%, which was almost in line with expectations from the beginning of the year. In South America, the decrease was close to 18%, more than 18pp worse than the January 2015 estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by almost 4%, which was more than 4pp better than IHS’s estimate in January. In Western Europe, LVP grew by more than 6%, more than 4pp better than estimated at the beginning of the year. In Eastern Europe, LVP decreased by close to 2%, almost 1pp worse than the January 2015 estimate.

Q3 Report – 2015	First Nine Months

Segment information

Passive Safety

(Dollars in millions)	First 9 months 2015	First 9 months 2014	Change		Organic change*
Segment sales	$5,552.9	$5,828.3	(4.7)%		5.1%
Segment operating income	$404.7	$410.7	(1.5)%
Segment operating margin	7.3%	7.0%	0.3	pp

Consolidated sales declined by close to 5% to $5,553 million compared to $5,828 million in the same period of 2014. Excluding negative currency translation effects of $574 million, the organic sales growth* was more than 5%. The organic sales growth* was primarily driven by higher sales in Europe and North America. The reported operating margin for the segment was negatively affected by the antitrust related costs and restructuring costs, primarily related to the on-going European capacity alignment program.

Electronics

(Dollars in millions)	First 9 months 2015	First 9 months 2014	Change		Organic change*
Segment sales	$1,125.4	$1,092.2	3.0%		11.0%
Segment operating income	$32.2	$51.6	(37.6)%
Segment operating margin	2.9%	4.7%	(1.8	)pp

Consolidated sales grew by 3% compared to the same period 2014. Excluding negative currency translation effects of $97 million, the organic sales growth* was 11%. The organic sales growth* in Electronics was a result of the 31% organic sales growth* in active safety mainly from radar system sales to Mercedes and vision system sales to BMW. Organic sales* of passive safety electronics grew by almost 2%. The lower margin was a result of higher R,D&E costs, net at comparable currency rates and negative currency transaction effects.

Headcount

	September 30, 2015	December 31, 2014	September 30, 2014
Headcount Passive Safety segment	57,789	56,327	55,355
Headcount Electronics segment	3,880	3,570	3,550

The increase in passive safety headcount from December 31, 2014 was in direct labor, which was needed to handle the organic sales growth. The increase in Electronics headcount from December 31, 2014 came mainly from the planned hiring of electronics engineers, which will continue throughout the remainder of the year.

Q3 Report – 2015

Other Items

•	On August 17, Autoliv announced that it had completed the previously communicated acquisition of the automotive business of M/A-COM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (MACOM).

•	On September 9, Autoliv announced that it had entered into a definitive agreement to establish a joint venture with Nissin Kogyo (TSE: 7230.T) in the product areas of “Brake Control and Brake Apply Systems”. Upon closing, which is subject to customary closing conditions including confirmatory due diligence, regulatory approval and Nissin Kogyo shareholder approval, Autoliv will own 51% of the joint venture, have management control and consolidate the joint venture in its financial statements.

•	On September 30, Autoliv, announced that it had joined the Drive Me project. The project is a unique large-scale autonomous driving project joining industry, government and academia towards securing future mobility solutions. As part of the project, 100 self-driving cars will be released on public roads in Gothenburg, Sweden under everyday driving conditions.

Autoliv is joining current partners Volvo Car Group, the Swedish Transport Administration, the Swedish Transport Agency, Lindholmen Science Park, the City of Gothenburg and Chalmers University in this sector steering collaboration, which is endorsed by the Swedish Government.

On October 1-2 Autoliv, at its Capital Markets Day outlined its strategy for further growth, demonstrated “Real Life Safety” and set end of decade targets. The Company also reiterated its existing long-term targets. For a replay of the presentations and further information please go to Autoliv’s corporate website: www.autoliv.com

Dividends

On August 3, 2015, the Company declared a quarterly dividend to shareholders of 56 cents per share for the third quarter 2015 with the following payment schedule:

Ex-date (common stock)	November 16, 2015
Ex-date (SDRs)	November 17, 2015
Record Date	November 18, 2015
Payment Date	December 3, 2015

Next Report

Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2015 on Friday, January 29, 2016.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC of can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 Report – 2015

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or declines, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, restructurings or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needed for our pension plans work stoppages or other labor issues; possible adverse results of pending or future litigation; our ability to protect our intellectual property rights or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q3 Report – 2015

Key Ratios

	Quarter July - September		First 9 months		Latest 12	Full year
	2015	2014	2015	2014	months	2014
Earnings per share, basic	$1.12	$1.16	$3.08	$3.44	$4.74	$5.08
Earnings per share, diluted1)	$1.12	$1.16	$3.07	$3.43	$4.73	$5.06
Total parent shareholders’ equity per share	$37.53	$40.45	$37.53	$40.45	$37.53	$38.64
Cash dividend paid per share	$0.56	$0.54	$1.66	$1.58	$2.20	$2.12
Operating working capital, $ in millions2)	623	617	623	617	623	595
Capital employed, $ in millions3)	3,684	3,589	3,684	3,589	3,684	3,504
Net debt (cash), $ in millions2)	365	(86)	365	(86)	365	62
Net debt to capitalization, %4)	10	N/A	10	N/A	10	2
Gross margin, %5)	20.1	19.3	19.9	19.4	19.9	19.5
Operating margin, %6)	7.2	7.9	6.7	7.3	7.4	7.8
Return on total equity, %7)	11.9	11.2	10.9	11.0	12.3	12.3
Return on capital employed, %8)	17.4	19.5	16.8	19.1	18.7	20.5
Average no. of shares in millions1)	88.3	91.9	88.4	93.2	88.8	92.4
No. of shares at period-end in millions9)	88.1	90.5	88.1	90.5	88.1	88.7
No. of employees at period-end10)	53,371	49,805	53,371	49,805	53,371	50,770
Headcount at period-end11)	61,813	59,023	61,813	59,023	61,813	60,016
Days receivables outstanding12)	71	72	71	70	71	71
Days inventory outstanding13)	33	33	33	32	33	32

1) Assuming dilution and net of treasury shares.

2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below.

3) Total equity and net debt.

4) Net debt in relation to capital employed.

5) Gross profit relative to sales.

6) Operating income relative to sales.

7) Net income relative to average total equity.

8) Operating income and income from equity method investments, relative to average capital employed.

9) Excluding dilution and net of treasury shares.

10) Employees with a continuous employment agreement, recalculated to full time equivalent heads.

11) Includes temporary hourly personnel.

12) Outstanding receivables relative to average daily sales.

13) Outstanding inventory relative to average daily sales.

Q3 Report – 2015

Consolidated Statements of Net Income

	Quarter July - September		First 9 months		Latest 12	Full year
(Dollars in millions, except per share data)	2015	2014	2015	2014	months	2014
Net sales
Airbag products1)	$1,204.2	$1,201.9	$3,649.3	$3,748.5	$4,920.1	$5,019.3
Seatbelt products1)	596.8	666.0	1,914.2	2,093.4	2,620.9	2,800.1
Passive safety electronic products	219.3	216.8	663.9	696.8	899.1	932.0
Active safety products	164.2	123.3	422.7	348.1	563.7	489.1

Total net sales	2,184.5	2,208.0	6,650.1	6,886.8	9,003.8	9,240.5

Cost of sales	(1,744.4)	(1,781.6)	(5,326.7)	(5,550.9)	(7,212.5)	(7,436.7)

Gross profit	440.1	426.4	1,323.4	1,335.9	1,791.3	1,803.8

Selling, general & administrative expenses	(101.3)	(101.0)	(303.1)	(308.1)	(409.9)	(414.9)
Research, development & engineering expenses, net	(130.4)	(135.7)	(397.2)	(412.7)	(520.1)	(535.6)
Amortization of intangibles	(4.2)	(4.1)	(11.2)	(12.4)	(14.8)	(16.0)
Other income (expense), net	(46.4)	(10.8)	(165.4)	(96.8)	(183.3)	(114.7)

Operating income	157.8	174.8	446.5	505.9	663.2	722.6

Income from equity method investments	0.6	1.4	3.5	5.8	4.6	6.9
Interest income	0.8	1.6	1.8	4.1	2.5	4.8
Interest expense	(15.6)	(19.4)	(49.6)	(45.2)	(67.8)	(63.4)
Other non-operating items, net	8.2	(1.9)	8.6	(6.9)	11.6	(3.9)

Income before income taxes	151.8	156.5	410.8	463.7	614.1	667.0

Income taxes	(52.7)	(49.8)	(139.2)	(142.7)	(194.5)	(198.0)

Net income	$99.1	$106.7	$271.6	$321.0	$419.6	$469.0

Less; Net income attributable to non-controlling interest	0.2	0.2	0.3	1.4	0.1	1.2

Net income attributable to controlling interest	$98.9	$106.5	$271.3	$319.6	$419.5	$467.8

Earnings per share2)	$1.12	$1.16	$3.07	$3.43	$4.73	$5.06

1) Including Corporate and other sales.

2) Assuming dilution and net of treasury shares.

Q3 Report – 2015

Consolidated Balance Sheets

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions)	2015	2015	2015	2014	2014
Assets
Cash & cash equivalents	$1,181.1	$1,323.3	$1,364.1	$1,529.0	$1,846.7
Receivables, net	1,688.8	1,795.7	1,783.3	1,706.3	1,712.7
Inventories, net	692.8	684.1	652.7	675.5	686.5
Other current assets	250.5	241.0	217.3	225.4	243.9

Total current assets	3,813.2	4,044.1	4,017.4	4,136.2	4,489.8

Property, plant & equipment, net	1,422.3	1,434.1	1,384.7	1,390.2	1,396.1
Investments and other non-current assets	256.3	270.1	268.2	255.3	238.9
Goodwill assets	1,668.0	1,586.7	1,583.6	1,594.0	1,602.6
Intangible assets, net	133.6	70.4	72.6	67.2	65.4

Total assets	$7,293.4	$7,405.4	$7,326.5	$7,442.9	$7,792.8

Liabilities and equity
Short-term debt	$53.5	$93.2	$124.3	$79.6	$250.4
Accounts payable	1,032.3	1,127.3	1,093.1	1,091.5	1,053.5
Other current liabilities	1,026.2	1,004.8	1,038.8	967.5	1,021.1

Total current liabilities	2,112.0	2,225.3	2,256.2	2,138.6	2,325.0

Long-term debt	1,499.5	1,505.6	1,511.0	1,521.2	1,520.5
Pension liability	229.0	229.4	226.7	232.5	148.0
Other non-current liabilities	133.9	104.1	107.0	108.5	123.6

Total non-current liabilities	1,862.4	1,839.1	1,844.7	1,862.2	1,792.1

Total parent shareholders’ equity	3,306.7	3,325.9	3,210.6	3,427.1	3,660.3
Non-controlling interest	12.3	15.1	15.0	15.0	15.4

Total equity	3,319.0	3,341.0	3,225.6	3,442.1	3,675.7

Total liabilities and equity	$7,293.4	$7,405.4	$7,326.5	$7,442.9	$7,792.8

Q3 Report – 2015

Consolidated Statements of Cash Flows

	Quarter July - September		First 9 months		Latest 12	Full year
(Dollars in millions)	2015	2014	2015	2014	months	2014
Net income	$99.1	$106.7	$271.6	$321.0	$419.6	$469.0
Depreciation and amortization	80.1	77.4	229.6	228.0	307.0	305.4
Other, net	1.8	21.4	(12.9)	20.6	7.5	41.0
Changes in operating assets and liabilities	10.3	6.9	(59.1)	(86.2)	(75.6)	(102.7)

Net cash provided by operating activities	191.3	212.4	429.2	483.4	658.5	712.7

Capital expenditures, net	(96.4)	(118.1)	(333.7)	(325.5)	(461.6)	(453.4)
Acquisitions of businesses and other, net	(129.2)	0.0	(138.2)	(1.7)	(136.1)	0.4

Net cash used in investing activities	(225.6)	(118.1)	(471.9)	(327.2)	(597.7)	(453.0)

Net cash before financing1)	(34.3)	94.3	(42.7)	156.2	60.8	259.7

Net increase (decrease) in short-term debt	(40.2)	9.9	(18.6)	(86.9)	(184.4)	(252.7)
Issuance of long-term debt	—	—	—	1,253.0	10.0	1,263.0
Repayments and other changes in long-term debt	(3.8)	(0.4)	(12.2)	(1.1)	(12.3)	(1.2)
Dividends paid	(49.3)	(49.4)	(146.4)	(146.6)	(194.7)	(194.9)
Shares repurchased	—	(238.5)	(104.4)	(430.0)	(290.4)	(616.0)
Common stock options exercised	1.7	1.3	17.3	23.4	26.4	32.5
Dividend paid to non-controlling interests	—	(1.5)	—	(4.9)	—	(4.9)
Other, net	1.8	0.2	1.9	0.4	2.0	0.5
Effect of exchange rate changes on cash	(18.1)	(29.4)	(42.8)	(35.1)	(83.0)	(75.3)

Increase (decrease) in cash and cash equivalents	(142.2)	(213.5)	(347.9)	728.4	(665.6)	410.7
Cash and cash equivalents at period-start	1,323.3	2,060.2	1,529.0	1,118.3	1,846.7	1,118.3

Cash and cash equivalents at period-end	$1,181.1	$1,846.7	$1,181.1	$1,846.7	$1,181.1	$1,529.0

1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q3 Report – 2015

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of its sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter July - September 2015	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	9.7	$116.6	1.1	$7.1	8.2	$17.8	36.0	$44.5	8.4	$186.0
Currency effects1)	(9.5)	(114.3)	(11.5)	(76.2)	(7.1)	(15.3)	(11.5)	(14.2)	(10.0)	(220.0)
Acquisitions/divestitures	—	—	—	—	—	—	8.6	10.6	0.5	10.6

Reported change	0.2	$2.3	(10.4)	$(69.1)	1.1	$2.5	33.1	$40.9	(1.1)	$(23.4)

1) Effects from currency translations.

2) Including Corporate and other sales.

First 9 months January - September 2015	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	6.6	$247.1	2.4	$51.1	1.9	$13.4	31.1	$108.2	6.1	$419.8
Currency effects1)	(9.2)	(346.3)	(11.0)	(230.3)	(6.6)	(46.3)	(12.7)	(44.2)	(9.7)	(667.1)
Acquisitions/divestitures	—	—	—	—	—	—	3.0	10.6	0.2	10.6

Reported change	(2.6)	$(99.2)	(8.6)	$(179.2)	(4.7)	$(32.9)	21.4	$74.6	(3.4)	$(236.7)

1) Effects from currency translations.

2) Including Corporate and other sales.

Sales by Region

Quarter July - September 2015	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(3.5)	$(12.4)	15.4	$26.3	12.5	$25.9	9.0	$69.5	11.0	$76.7	8.4	$186.0
Currency effects1)	(2.3)	(8.2)	(15.0)	(25.6)	(11.9)	(24.7)	(6.1)	(47.0)	(16.4)	(114.5)	(10.0)	(220.0)
Acquisitions/divestitures	—	—	—	—	—	—	1.4	10.6	—	—	0.5	10.6

Reported change	(5.8)	$(20.6)	0.4	$0.7	0.6	$1.2	4.3	$33.1	(5.4)	$(37.8)	(1.1)	$(23.4)

1) Effects from currency translations.

First 9 months January - September 2015	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(1.7)	$(18.4)	3.9	$20.9	8.0	$52.0	6.8	$157.6	9.1	$207.7	6.1	$419.8
Currency effects1)	(1.4)	(14.7)	(14.9)	(79.8)	(6.7)	(43.3)	(4.7)	(108.5)	(18.4)	(420.8)	(9.7)	(667.1)
Acquisitions/divestitures	—	—	—	—	—	—	0.5	10.6	—	—	0.2	10.6

Reported change	(3.1)	$(33.1)	(11.0)	$(58.9)	1.3	$8.7	2.6	$59.7	(9.3)	$(213.1)	(3.4)	$(236.7)

1) Effects from currency translations.

Q3 Report – 2015

Sales by Segment

Quarter July - September 2015	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	6.6	$123.9	17.2	$61.2	$0.9	8.4	$186.0
Currency effects1)	(10.1)	(189.7)	(8.9)	(31.6)	1.3	(10.0)	(220.0)
Acquisitions/divestitures	—	—	3.0	10.6	—	0.5	10.6

Reported change	(3.5)	$(65.8)	11.3	$40.2	$2.2	(1.1)	$(23.4)

1) Effects from currency translations.

First 9 months January - September 2015	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	5.1	$298.2	11.0	$119.9	$1.7	6.1	$419.8
Currency effects1)	(9.8)	(573.7)	(9.0)	(97.3)	3.9	(9.7)	(667.1)
Acquisitions/divestitures	—	—	1.0	10.6	—	0.2	10.6

Reported change	(4.7)	$(275.5)	3.0	$33.2	$5.6	(3.4)	$(236.7)

1) Effects from currency translations.

Q3 Report – 2015

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30	June 30	March 31	December 31	September 30
	2015	2015	2015	2014	2014
Total current assets	$3,813.2	$4,044.1	$4,017.4	$4,136.2	$4,489.8
Total current liabilities	(2,112.0)	(2,225.3)	(2,256.2)	(2,138.6)	(2,325.0)

Working capital	1,701.2	1,818.8	1,761.2	1,997.6	2,164.8
Cash and cash equivalents	(1,181.1)	(1,323.3)	(1,364.1)	(1,529.0)	(1,846.7)
Short-term debt	53.5	93.2	124.3	79.6	250.4
Derivative asset and liability, current	(0.4)	1.2	1.4	(0.8)	(0.9)
Dividends payable	49.3	49.3	49.5	47.9	49.3

Operating working capital	$622.5	$639.2	$572.3	$595.3	$616.9

Net Debt (Cash)

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	September 30	June 30	March 31	December 31	September 30
	2015	2015	2015	2014	2014
Short-term debt	$53.5	$93.2	$124.3	$79.6	$250.4
Long-term debt	1,499.5	1,505.6	1,511.0	1,521.2	1,520.5

Total debt	1,553.0	1,598.8	1,635.3	1,600.8	1,770.9
Cash and cash equivalents	(1,181.1)	(1,323.3)	(1,364.1)	(1,529.0)	(1,846.7)
Debt-related derivatives	(7.0)	(7.0)	(7.2)	(10.0)	(10.6)

Net debt (cash)	$364.9	$268.5	$264.0	$61.8	$(86.4)

Leverage ratio

The non-U.S. GAAP measure net debt (cash) is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table below.

	September 30	December 31	September 30
	2015	2014	2014
Net debt (cash)1)	$364.9	$61.8	$(86.4)
Pension liabilities	229.0	232.5	148.0

Debt (cash) per the Policy	$593.9	$294.3	$61.6

Income before income taxes2)	$614.1	$667.0	$658.3
Plus: Interest expense, net2, 3)	65.3	58.6	48.3
Depreciation and amortization of intangibles2, 4)	307.0	305.4	303.4

EBITDA per the Policy	$986.4	$1,031.0	$1,010.0

Leverage ratio	0.6	0.3	0.1

1) Net debt (cash) is short- and long-term debt less cash and cash equivalents and debt-related derivatives.

2) Latest 12 months.

3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income.

4) Including impairment write-offs, if any.

Q3 Report – 2015

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter July - September 2015			Quarter July - September 2014
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$204.6	$(46.8)	$157.8	$186.9	$(12.1)	$174.8
Operating margin, %	9.4	(2.2)	7.2	8.5	(0.6)	7.9
Income before taxes	$198.6	$(46.8)	$151.8	$168.6	$(12.1)	$156.5
Net income	$135.2	$(36.1)	$99.1	$114.9	$(8.2)	$106.7
Return on capital employed, %	21.8	(4.4)	17.4	20.5	(1.0)	19.5
Return on total equity, %	15.7	(3.8)	11.9	11.9	(0.7)	11.2
Earnings per share, diluted2)	$1.53	$(0.41)	$1.12	$1.25	$(0.09)	$1.16

	First 9 months 2015			First 9 months 2014
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$614.2	$(167.7)	$446.5	$605.2	$(99.3)	$505.9
Operating margin, %	9.2	(2.5)	6.7	8.8	(1.5)	7.3
Income before taxes	$578.5	$(167.7)	$410.8	$563.0	$(99.3)	$463.7
Net income	$404.0	$(132.4)	$271.6	$386.3	$(65.3)	$321.0
Capital employed	$3,816	$(132)	$3,684	$3,654	$(65)	$3,589
Return on capital employed, %	22.6	(5.8)	16.8	22.7	(3.6)	19.1
Return on total equity, %	15.8	(4.9)	10.9	13.1	(2.1)	11.0
Earnings per share, diluted2)	$4.57	$(1.50)	$3.07	$4.13	$(0.70)	$3.43
Total parent shareholders’ equity per share	$39.04	$(1.51)	$37.53	$41.17	$(0.72)	$40.45

1) Excluding costs for capacity alignment and antitrust related matters (including settlements in Q2 2014 and Q1 2015).

2) Assuming dilution and net of treasury shares.

Q3 Report – 2015

Segment Disclosure

Sales, including Intersegment Sales	Quarter July - September		First 9 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$1,797.2	$1,862.9	$5,552.9	$5,828.3
Electronics	397.1	356.9	1,125.4	1,092.2

Total segment sales	$2,194.3	$2,219.8	$6,678.3	$6,920.5
Corporate and other	3.9	5.0	11.1	14.1
Intersegment sales	(13.7)	(16.8)	(39.3)	(47.8)

Total net sales	$2,184.5	$2,208.0	$6,650.1	$6,886.8

Income before Income Taxes	Quarter July - September		First 9 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$145.8	$144.6	$404.7	$410.7
Electronics	11.4	14.8	32.2	51.6

Segment operating income	$157.2	$159.4	$436.9	$462.3
Corporate and other	0.6	15.4	9.6	43.6
Interest and other non-operating expenses, net	(6.6)	(19.7)	(39.2)	(48.0)
Income from equity method investments	0.6	1.4	3.5	5.8

Income before income taxes	$151.8	$156.5	$410.8	$463.7

Capital Expenditures	Quarter July - September		First 9 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$84.2	$97.3	$306.5	$274.8
Electronics	12.4	19.8	37.1	50.3
Corporate and other	1.1	1.3	4.1	1.7

Total capital expenditures	$97.7	$118.4	$347.7	$326.8

Depreciation and Amortization	Quarter July - September		First 9 months
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$67.1	$64.5	$192.6	$190.7
Electronics	11.8	11.5	33.6	33.0
Corporate and other	1.2	1.4	3.4	4.3

Total depreciation and amortization	$80.1	$77.4	$229.6	$228.0

Segment Assets (Dollars in millions)	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Passive Safety	$5,451.8	$5,590.8	$5,782.3	$5,905.7
Electronics	943.6	787.8	713.9	739.0

Segment assets	$6,395.4	$6,378.6	$6,496.2	$6,644.7
Corporate and other1)	898.0	1,026.8	946.7	1,148.1

Total assets	$7,293.4	$7,405.4	$7,442.9	$7,792.8

1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q3 Report – 2015

Multi-year Summary

(Dollars in millions, except per share data)	20141)	20131, 5)	20121)	20111)	20101)
Sales and Income
Net sales	$9,240	$8,803	$8,267	$8,232	$7,171
Operating income	723	761	705	889	869
Income before income taxes	667	734	669	828	806
Net income attributable to controlling interest	468	486	483	623	591

Financial Position
Current assets excluding cash	2,607	2,582	2,312	2,261	2,101
Property, plant and equipment, net	1,390	1,336	1,233	1,121	1,026
Intangible assets (primarily goodwill)	1,661	1,687	1,707	1,716	1,722
Non-interest bearing liabilities	2,400	2,364	2,162	2,102	2,001
Capital employed	3,504	3,489	3,415	3,257	3,066
Net debt (cash)	62	(511)	(361)	(92)	127
Total equity	3,442	4,000	3,776	3,349	2,939
Total assets	7,443	6,983	6,570	6,117	5,665
Long-term debt	1,521	279	563	364	638

Share data
Earnings per share (US$) – basic	5.08	5.09	5.17	6.99	6.77
Earnings per share (US$) – assuming dilution	5.06	5.07	5.08	6.65	6.39
Total parent shareholders’ equity per share (US$)	38.64	42.17	39.36	37.33	32.89
Cash dividends paid per share (US$)	2.12	2.00	1.89	1.73	0.65
Cash dividends declared per share (US$)	2.14	2.02	1.94	1.78	1.05
Share repurchases	616	148	—	—	—
Number of shares outstanding (million)2)	88.7	94.4	95.5	89.3	89.0

Ratios
Gross margin (%)	19.5	19.4	19.9	21.0	22.2
Operating margin (%)	7.8	8.6	8.5	10.8	12.1
Pretax margin (%)	7.2	8.3	8.1	10.1	11.2
Return on capital employed (%)	21	22	21	28	28
Return on total equity (%)	12	13	14	20	22
Total equity ratio (%)	46	57	57	55	52
Net debt to capitalization (%)	2	n/a	n/a	n/a	4
Days receivables outstanding	71	70	66	67	69
Days inventory outstanding	32	31	30	32	32

Other data
Airbag sales3)	5,019	4,822	5,392	5,393	4,723
Seatbelt sales4)	2,800	2,773	2,657	2,679	2,363
Passive safety electronic sales6)	932	863	n/a	n/a	n/a
Active safety sales	489	345	218	160	85
Net cash provided by operating activities	713	838	689	758	924
Capital expenditures, net	453	379	360	357	224
Net cash used in investing activities	(453)	(377)	(358)	(373)	(297)
Net cash provided by (used in) financing activities	226	(318)	(91)	(223)	(529)
Number of employees, December 31	50,800	46,900	41,700	38,500	34,600

1) Costs in 2014, 2013, 2012, 2011 and 2010 for capacity alignments and antitrust matters reduced operating income by (millions) $120, $47, $98, $19 and $21 and net income by (millions) $80, $33, $71, $14 and $16. This corresponds to 1.3%, 0.6%, 1.2%, 0.2% and 0.3% on operating margins and 0.9%, 0.4%, 0.9%, 0.2% and 0.2% on net margins. The impact on EPS was $0.87, $0.34, $0.74, $0.15 and $0.17 while return on total equity was reduced by 1.9%, 0.8%, 1.8%, 0.4% and 0.6% and for the same five year period.

2) At year end, net of treasury shares.

3) Incl. passive electronics (2010, 2011, 2012), steering wheels, inflators and initiators.

4) Incl. seat components until a June 2012 divestiture.

5) Incl. adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 6) In 2012, 2011 and 2010, sales for passive safety electronics were in airbag sales.